UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2008

Thomas Weisel Partners Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	No. 000-51730	No. 20-3550472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Montgomery Street San Francisco, California		94104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 364-2500

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors.

(d): On February 15, 2008, the Board of Directors of Thomas Weisel Partners Group, Inc. (the “Registrant”) voted to expand the size of the Board of Directors by two (from six to eight members) and appointed Thomas I.A. Allen and Alton F. Irby III to fill the two newly created vacancies. The Board of Directors also appointed Mr. Allen to serve on its Corporate Governance Committee and Mr. Irby to serve on its Compensation Committee, in each case effective May 19, 2008.

Mr. Allen, age 67, is Counsel to Ogilvy Renault LLP, an international law firm based in Canada. Mr. Allen served as a director of Westwind Capital Corporation, prior to its acquisition by Thomas Weisel Partners in January 2008. Mr. Allen also serves as a director of Mundoro Mining Inc., YM BioSciences Inc. and Middlefield Bancorp Limited. Mr. Allen is a Fellow of the Chartered Institute of Arbitrators (London, England). He is also past Chairman of the Accounting Standards Oversight Council of Canada and a former member of the Advisory Board of the Office of the Superintendent of Financial Institutions of Canada and past Chairman of the Corporate Finance Committee of the Investment Dealers Association of Canada (IDA), a former public director of the IDA, and a former member of the IDA’s Executive Committee. Mr. Allen holds a bachelor of arts degree and an LL.B, both from the University of Western Ontario.

Mr. Irby, age 67, is a founding partner of London Bay Capital LLC, a privately held investment firm, which was founded in May 2006 and he was founding partner of Tricorn Partners LLP, a privately held investment bank from May 2003 to May 2006. Prior to founding Tricorn Partners, Mr. Irby was a partner of Gleacher & Co. Ltd., was Chairman and Chief Executive Officer of HawkPoint Partners, formerly known as National Westminster Global Corporate Advisory, and was a founding partner of Hambro Magan Irby Holdings. He is the chairman of ContentFilm plc and also serves as a director of Catlin Group Limited, McKesson Corporation (and of one of McKesson Corporation’s U.K. subsidiaries) and several other privately held firms. Mr. Irby holds a bachelor’s degree from the Georgia Institute of Technology and served four years on active duty as an intelligence officer in the U.S. Marine Corps.

Certain of our directors and officers and entities affiliated with our directors maintain brokerage accounts with us. In addition, companies that our directors are investors in, or are directors or officers of, from time to time engage in transactions with us, including by retaining us for investment banking services. Certain transactions and relationships occurring since January 1, 2007 between Mr. Allen or Mr. Irby (or organization that they are affiliated with), on the one hand, and Thomas Weisel Partners, on the other, are described below:

•
Mr. Allen, through a wholly-owned personal holding company, was a shareholder of Westwind Capital Corporation prior to its acquisition by Thomas Weisel Partners in January 2008 and in connection with the closing of that transaction Mr. Allen received $2,009,655 and 57,493 exchangeable shares (each of which is exchangeable for a shares of Thomas Weisel Partners common stock) as consideration for his shares of Westwind Capital Corporation in accordance with the terms of the Arrangement Agreement relating thereto. In addition, in accordance with the terms of the Arrangement Agreement, Mr. Allen is a party to the Westwind Capital Corporation Shareholders’ Equity Agreement and a Pledge Agreement with Thomas Weisel Partners, each of which is described in the Thomas Weisel Partners’ Proxy Statement, dated November 7, 2007, previously filed with the SEC. A copy of each of the Westwind Capital Corporation Shareholders’ Equity Agreement and the form of Pledge Agreement were filed as Exhibits 10.1 and 10.2, respectively, to a Current Report on Form 8-K filed by Thomas Weisel Partners on January 3, 2008, and are incorporated by reference herein. As noted above, Mr. Allen has historically served as a member of the board of directors of Westwind Capital Corporation and received director’s compensation for such service. Ogilvy Renault LLP, a law firm with which Mr. Allen is affiliated, has from time to time rendered (and is expected to continue to render) legal services to Thomas Weisel Partners and its affiliates and has received compensation for such legal services.

•
With respect to Mr. Irby, Thomas Weisel Partners LLC, a wholly-owned broker-dealer subsidiary of the Registrant, acted as a financial advisor to London Bay Capital LLC in connection with its indirect acquisition of a controlling interest in Selling Source LLC, which was completed in January 2008. Thomas Weisel Partners also acted as a placement agent in connection with the issuance of debt undertaken to finance a portion of the acquisition cost for the Selling Source transaction. As compensation for its advisory and placement agent services in this matter, Thomas Weisel Partners has received aggregate compensation of approximately $1.85 million from London Bay Capital and its affiliates, which amount includes 10,000 shares of Selling Source. Also, in connection with the Selling Source transaction, Thomas Weisel Partners purchased additional shares of Selling Source.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thomas Weisel Partners Group, Inc.

Date: February 19, 2008	By:	/s/ Mark Fisher
Name: Mark Fisher
Title: General Counsel